SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                               SCHEDULE 13G

          Information Statement pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)


                      Cell Therapeutics, Inc.
_________________________________________________________________
                             (Name of Issuer)



                  Common Stock, no par value
_________________________________________________________________
                      (Title of Class of Securities)



                           0001509341
_________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 0001509341                                      Page # of 4 Pages

_________________________________________________________________
1)   Name of Reporting Person                 International
     S.S. or I.R.S. Identification            Biotechnology
     No. of Above Person                      Trust plc
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [   ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     United Kingdom
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     1,316,098 shares
Beneficially                  Power           of Common Stock,
Owned by Each                                 no par value
Reporting Person                              ("Common Stock")
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   1,316,098 shares
                              tive Power      of Common Stock

                         ________________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________
9)   Aggregate Amount Beneficially            1,316,098 shares
     Owned by Each Reporting Person           of Common Stock

_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                                8.6%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0001509341                                      Page # of 4 Pages


                      Amendment No. 1 to Schedule 13G
                      _______________________________

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 12, 1997 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The Schedule 13G is hereby amended as follows:

Item 2(d) -    Title of Class of Securities:

               Common Stock, no par value

Item 2(e) -    CUSIP Number:

               0001509341

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:  1,316,098 shares of Common
                    Stock

               (b)  Percent of Class:  8.6%

               (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 1,316,098 shares of Common Stock

               (ii) shared power to vote or to direct the vote:  -0-

              (iii) sole power to dispose or to direct the disposition of:
                    1,316,098 shares of Common Stock

               (iv) shared power to dispose or to direct the disposition
                    of:  -0-

CUSIP No. 0001509341                                      Page # of 4 Pages


Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         INTERNATIONAL BIOTECHNOLOGY TRUST PLC


                         By /s/ Jeremy L. Curnock Cook
                           _____________________________________
                                   Director


Dated:  January 27, 1998